Exhibit 99.2

I.                                        Purpose

The Board of Directors (the “Board”) of RE/MAX Holdings, Inc. (the “Company”) has determined to establish the position of a Lead Independent Director (the “Lead Independent Director”), to designate a non-employee independent director of the Board to serve as such Lead Independent Director, and to have such Lead Independent Director serve in a lead capacity to, among other things: (i) coordinate the activities of the other independent directors of the Board; (ii) provide guidance and assistance to the Company’s Chief Executive Officer with respect to a range of matters including assuring that the guidance and feedback of the Board of Directors to the Chief Executive Officer and the management team are available to facilitate the transition of the management of the Company from one led by its long-time founder, chair and chief executive officer to one led by a Chief Executive Officer and a team of other executive officers; and (iii) perform such other duties and responsibilities as the Board of Directors or the other independent directors may determine, from time to time. All powers of the Lead Independent Director are subject to the restrictions in the Company’s Amended and Restated Bylaws and applicable law.

II.                                   Qualifications, Appointment, and Removal

The Lead Independent Director shall be an independent director. “Independent” means that such director has been determined by the Board to be independent within the meaning of the listing rules of the New York Stock Exchange and applicable laws including the Sarbanes-Oxley Act of 2002, as amended, in each case as applicable generally to members of an Audit Committee.  In addition, such Lead Independent Director shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment in carrying out the responsibilities of the Lead Independent Director.

The initial Lead Independent Director as of February 21, 2018 shall be Richard Covey.  The Lead Independent Director shall be subject to election by a majority vote of the independent directors of the Board annually and in no event less frequently than every fifteen months. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year.

The independent members of the Board of Directors shall establish appropriate compensation for the Lead Independent Director for services as Lead Independent Director.

III.                              Roles and Responsibilities

The Lead Independent Director is expected to maintain free and open communication with the management of the Company.  This communication shall include, at the discretion of the Lead Independent Director, regularly scheduled sessions with both the Chief Executive Officer and with other member of senior management including periodic meetings with the senior group of officers as may be constituted from time to time as an Executive Committee of senior management if such an Executive Committee is in place.  The Lead Independent Director has the following additional roles, powers and responsibilities:

a)             Schedule meetings of the independent directors and executive sessions of the independent directors from time to time and preside at and coordinate all aspects of such meetings and sessions (but not less than twice a year).

b)             To preside at all meetings of the stockholders and the Board, unless the Chair of the Board of Directors has been appointed and is present.

c)              To call meetings of the independent directors.

d)             To call meetings of the Board.

e)              To serve as the primary interface between the Board and the Chief Executive Officer and seek input from the Chief Executive Officer on any actions and agenda items for the Board of Directors.

f)               To work with the Chairman of the Board to establish agendas for meetings and actions of the Board.

g)              To maintain free and open communication with the management of the Company. This communication shall include, at the discretion of the Lead Independent Director, regularly scheduled private sessions with management.

h)             To serve as the principal liaison between the Chair and the independent directors, including such items as providing feedback after Board meetings.

i)                 To assist the Chairman of the Board and Chief Executive Officer in the review and approval of information and materials to be sent to the Board, including in particular providing input as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties.

j)                To recommend to the Nominating and Corporate Governance Committee and to the Chair, selection for the membership and chairman position for each committee of the Board.

k)             To interview, along with the chair of the Nominating and Corporate Governance Committee director candidates and make recommendations to the Nominating and Corporate Governance Committee.

l)                 To be available, when appropriate, for consultation and direct communication with stockholders.

m)         To lead, in conjunction with the Compensation Committee, the independent directors’ evaluation of the Chief Executive Officer’s effectiveness as Chief Executive Officer.

n)             In conjunction with the Nominating and Corporate Governance Committee, to review and reassess, periodically, the adequacy of this Charter and make recommendations to the Board regarding any revisions to this Charter from time to time as appropriate.

IV.                               Resources

The Lead Independent Director shall have the sole authority, to the extent he or she deems necessary or appropriate, to retain outside advisors and consultants who may report directly to the Board of Directors on Board-wide issues or to the Lead Independent Director, and the Lead Independent Director may, at the Company’s sole expense, select, retain and consult with outside advisors and consultants as the Lead Independent Director deems appropriate. The Company will provide for appropriate funding for payment of compensation to any such advisors and consultants.

V.                                    Disclosure of Charter

This Charter will be made available on the Company’s website.